Exhibit 9.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-52934, No. 333-52934-01, No. 333-80245, No. 333-80245-01, No. 333-70636, No. 333-07214, No. 333-07212 and No. 033-41068 of Koninklijke Ahold N.V. on Form F-3, Form S-3 and Form S-8, as applicable, of our report dated April 13, 2006 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the differences between International Financial Reporting Standards as adopted by the European Union and accounting principles generally accepted in the United States of America and the restatements discussed in Note 37-d) appearing in this Annual Report on Form 20-F of Koninklijke Ahold N.V. for the year ended January 1, 2006.

/s/ Deloitte Accountants B.V.

April 13, 2006

Amsterdam, The Netherlands